W. Ben King, Managing Member

March 7, 2014

Attention: Gary Deroos
President / C.E.O.
Citadel EFT, Inc.
311 Oceaside Blvd. Unit# 8
Ocenside, CA 92054

Dear Mr. Deroos,

I Ben King, applicant at top 100 bank for a $50,000,000.00 (Fifty Million USD) cash backed, 1yr. standby letter of credit, has received bank confirmation for readiness of the swift transfer of the above mentioned collateral. Post receipt $15,000.00 (Fifteen Thousand USD), 72hrs later, a swift shall be sent to Citadel's receiving bank coordinates given below:

Bank Name: REMOVED FOR SECURITY PURPOSES
Bank Address: REMOVED FOR SECURITY PURPOSES
Account Name: Citadel EFT, Inc.
Account#: REMOVED FOR SECURITY PURPOSES
Swift Code: REMOVED FOR SECURITY PURPOSES
IBAN#: REMOVED FOR SECURITY PURPOSES
Bank Officer: REMOVED FOR SECURITY PURPOSES
Phone: REMOVED FOR SECURITY PURPOSES

Yours,

LoneStar Capital Group, LLC

W. Ben King, Managing Member